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                                  EXHIBIT 99.2

                     Earnings Conference Call April 21, 2005

Ken Hunt:
Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. For the first time since I returned as CEO in November of 2002, Jan Valcke, Cliff Bown and I are together in the same room for our Earnings Conference Call. As most of you know, Jan Valcke is our President & Chief Operating Officer, and Cliff Bown is our EVP and Chief Financial Officer. We're calling you from New York City in a hotel near Times Square. After this meeting, we are sponsoring our very first Analysts Day and Investor Conference with a lunch and presentations by our management team.

Before we begin the conference call, I need to brief all of you on "Forward Looking Statements."

FORWARD LOOKING STATEMENTS
STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

GENERAL COMMENTS - KEN HUNT
Today, we are going to review the results for 1st quarter, 2005. We will also comment on trends in our industry and our role in the growth of secure transactions made possible by VASCO's products and solutions.

The 1st Quarter continued our historical pattern of strong results from our existing customer base combined with a satisfying number of new accounts produced through our growing reseller channel. Revenues for the 1st Quarter were $11.4 million, up 23% sequentially over 4th Quarter 2004, and a 90% increase over the comparable 1st Quarter of 2004.


New accounts continued to grow during the 1st Quarter. During the quarter we sold an additional 184 new accounts, including 18 new banks, and 166 new Corporate Network Access customers. Almost all of these Corporate Network Access new accounts and many of the new bank customers were generated through our distributor and reseller partners. Comparatively, for all of 2004, we produced 543 new accounts, including 70 banks and 473 corporate customers.

We now have over 370 banks as customers, plus over 1,700 network access accounts including corporations, federal, state and local governments located in over 80 countries around the world.

The distributor/reseller channel is a continued focus for our business development staff. Program-to-date we have signed 42 distributors who, in turn, service a network of more than 1500 resellers.

VASCO'S SUSTAINABLE, REPEATABLE SALES MODEL:
As many of you have heard me chant, we have a sustainable, repeatable sales model. Our bank customers launch multi-year projects that are supported by our strong authentication products. These projects are directed towards large corporate and consumer customers, and are rolled out over 2-4 years. Many of our bank customers secure their orders with firm 12-month PO's giving us great visibility for our future revenue flow. The 139 new bank customers we signed in 2003 & 2004 are now in various stages of their 2-4 year roll-out's, adding to the sustainable, repeatable revenue flow that we see from other long-standing banking customers, some going back to 1987.



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HIGH VOLUME, HIGH QUALITY, LOW COST PRODUCER:
Many of you have also heard me chant that our strategy is to be the High-Volume, High-Quality, Low-Cost Producer. That strategy serves us well in the very large deployments on which we focus.

Our strong business continues, with approximately 1.5 million Digipass units sold and shipped during 1st Quarter 2005. This performance follows our strong 4th Quarter 2004 in which we sold and shipped over 1 million Digipasses. Although RSA has ceased reporting the number of units sold and shipped during the quarter, I suspect that they are now eating our dust. In total, approximately 15 million Digipass units have been sold and shipped through the end of 1st Quarter 2005. This number does not include the 2.5 million units sold and shipped by our newest acquisition, AOS Hagenuk, prior to the acquisition. We expect that our unit sales will continue to accelerate as we develop new markets and identify new audiences for the Company's products.

As of January 1st of this year, a new standard for smart cards was officially launched in Europe. Asia and South America will follow starting January 1st, 2006. This new standard is known as EMV, which stands for Europay, MasterCard, Visa. VASCO has been investing in this new smartcard standard for almost three years. VASCO's partner, MasterCard expects this new standard to dramatically decrease "card not present" Internet fraud. VASCO, with its unconnected smartcard reader is planning to be a major supplier to the hundreds of millions of potential users, supplied through its traditional banking partners. The acquisition of AOS-Hagenuk is consistent with our on-going investment in this opportunity.

Although not yet a significant number, we do have orders for EMV card readers, and do include the revenue from these orders in the guidance that I will discuss towards the end of our comments today. I recommend that all of you do a search on the Internet for EMV. I did so last weekend, and found many informative articles on the subject. Many countries are already reporting that their banks have begun distributing the new EMV cards to their customers. Most of the stores, restaurants, and other establishments where in-person or card-present transactions take place have upgraded their POS terminals to accept EMV cards. What follows next is that many of those same banks will begin distributing EMV card readers to their consumer customers in order to facilitate safe and secure transactions over the Internet. Our goal is to make those VASCO smartcard readers.

INTRODUCE JAN VALCKE:
At this time I would like to introduce Jan Valcke, VASCO's President and Chief Operating Officer. Jan, congratulations to you and your team on another great Quarter.

COMMENTS BY JAN
Thank you, Ken.

It is a pleasure to talk about a successful quarter as Q1 2005.

Growth is important, profitable growth is crucial. Therefore, VASCO watches very closely that sales and margins are growing faster than the costs.

VASCO's business plan allows us to choose our markets and to see which markets need more investment in order to become profitable for us. VASCO forecasted a revenue growth for 2005 of 55-65% compared with 2004. In addition, VASCO's forecast included gross margins of between 60-65% of revenue and an operating margin of 13-18% of revenue. We know very well what our revenue, margins, operating income, and our costs are. This allows us to grow in a successful way. Every quarter, we evaluate the sales results, the needs and the costs.



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Interesting vertical markets are networks security, remote access, corporate banking and retail banking. Because the market is really huge, it is important to define priorities and to invest in a smart way. If in a certain country, retail banking is only going to happen in a couple of years, but there are large short-term opportunities in the corporate banking sector, we'll go for corporate banking first. Once we have entered a bank, the probability that this bank will start to use Digipass for more applications and more customers, is extremely high.

We will invest in countries with a high growth potential. The U.S.A. is for VASCO a country with a very high growth potential, where we invest considerably.

To allow this approach, we need to know the situation of a certain geographical market very well. That's why for every country, we make an individual growth plan.

If a company wants to grow in a successful way, all the different elements of that company must be growing. Those elements are the People, the Markets, the Products and the Money of a company. This is the case with VASCO.

With regards to the PEOPLE, the most important asset of a company, VASCO keeps growing. At the end of March 2005, VASCO had over 111 employees worldwide.

Again, we investigate where we need supplementary forces to maintain and speed up our growth, both with regards to geography and with regards to market. We want people with the right profiles and the right experience for the right regions. The still present crisis in the IT sector is an advantage to us. We are able to find high profiles in interesting regions for a reasonable price.

Sometimes, specific profiles are hard to find, for example in R&D. VASCO wins every third working day a new bank as customer. It is clear that we had to find new engineers to maintain customer satisfaction.

This is one of the main reasons why VASCO has acquired AOS-Hagenuk during Q1. The integration of AOS-Hagenuk in VASCO is almost completed. We expect to finalize the integration by the end of this month.

VASCO's main MARKET is the financial sector. We keep strengthening our position in that market. Something that we often see, is that when a first bank in a country starts to roll out Digipass for retail banking, other banks will follow. In this perspective, it is important to notice that we announced new banks in two major European countries, Germany and Italy. We believe that a domino effect in these countries is a possibility.

In the banking market, we really start to feel the effect of our Banking Summits, events during which VASCO's customers talk to prospects about the way they use Digipass.

With regards to VASCO's second market, the C.N.A. market, we go on building our indirect sales network. At the end of Q1, we had 42 distributors worldwide. We keep on looking for interesting distributors to work with. These distributors typically sell products of one of VASCO's solution partners and market Digipass as an easy to use and cost effective authentication add-on.

VASCO keeps strengthening its position in the solution partner market. A recent example is the VeriSign OEM. We believe that this partnership will have its first effect on our results at the end of Q2.

Spreading the VASCO gospel all over the world is an important task. In 2004, VASCO was present or organized over 90 events. During 2005, we will do even more events. VASCO's PR Team is constantly in contact with journalists and business analysts worldwide, thus insuring worldwide coverage of VASCO, its products and its customers.

The PRODUCTS are the third important element of a company.
VASCO is always making its Digipass product line more mature and adds constantly new functionalities and features.



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Q1 2005 brought us the first customers using VACMAN Middleware 2.3, with Virtual
Digipass functionality. Virtual Digipass is based on the server, and sends one-time passwords via text message to an end-user's mobile phone. Virtual Digipass can be used as a back-up system for end-users who forget/lose their Digipass, or as primary authentication system. VASCO will keep investing strongly in R&D, and in and around its Digipass Factory. Already, a lot of functionalities and options have been added to Digipass. For example, the new
AES algorithm has been added to the majority of our Digipass models, allowing our customers to use this algorithm when they think the time is right. Another example is the recent addition of host authentication to the Digipass factory, a powerful weapon against phishing and man-in-the-middle attacks.

More and more actions will be taken to develop tools that enhance the security of Digipass deployment. A first important step was the development of a system allowing customers to securely program Digipass in a different physical place than where the security officer is.

VASCO will invest in the further development of its Middleware products. Middleware software allows VASCO to sell more Digipass. It is a product that can be sold directly via VASCO's sales channels. Once the Middleware is installed, a customer can start with 20 Digipass users and later add a multitude of users to its system. For Middleware, as for other products and technologies that VASCO sees as being interesting to help its growth, a "make or buy" strategy will be followed.

I'll leave it up to Cliff to explain our status with regards to the fourth element of a company, the money. But VASCO is profitable, and is making money.

Thank you very much and I hope to speak to you soon.

KEN HUNT INTRODUCE CLIFF BOWN:
At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:
Thank you Ken.

Revenues for the first quarter of 2005 were a Company best at $11.4 million and, as Ken mentioned previously, reflected an increase over the first quarter of 2004 of 90%. Revenues for the quarter included $0.9 million, net of purchase accounting adjustments, from AOS-Hagenuk, which we acquired in February 2005. Revenues for AOS were $1.0 million before purchase accounting adjustments. Excluding the revenue from AOS, our revenue grew 76% over the first quarter 2004.

As noted in previous call, the growth rate of the business has been expanding and the current quarter has continued that trend. Not only have our quarter-over-quarter comparisons to the prior year being growing stronger, the first quarter of 2005 was 23% higher than the fourth quarter of 2004 if you include the AOS revenue and 14% higher than Q4 of 2004 if you exclude the AOS revenue.

Compared to 2004, the increase in revenue for the first quarter reflected significant increases from both the Banking and the Corporate Network Access markets. Revenues in the first quarter of 2005 from the Banking segment increased 115% over the first quarter of 2004 and revenues from the Corporate Network Access market segment increased 14%.

The distribution of our revenue in the first quarter of 2005 between our two primary markets, Banking and Corporate Network Access, was approximately 85% from the Banking segment and 15% from the Corporate Network Access segment. In the first quarter of 2004, approximately 77% came from the Banking and 23% came from Corporate Network Access.

The geographic distribution of our revenue in the first quarter of 2005 was approximately 88% from Europe, 6% from the U.S. and the remaining 6% from other countries, with notable contributions from Australia in 2005. It should be noted that revenue from each of the geographic areas increased in the first quarter 2005 as compared to the first quarter of 2004. For the first quarter of 2004, 82% of the revenue was from Europe, 10% was from the U.S. and 8% was from other countries.



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Gross profit as a percentage of revenue for the first quarter of 2005 was approximately 63% and compares to 74% for first quarter of 2004. The decline in gross profit as a percentage of revenue in 2005 compared to 2004 was primarily related to a lower average sales price, primarily within the Banking market, partially offset by lower average cost of product produced, and the stronger Euro. The lower sales price in the banking market reflects the increase in large deployments to the Banks' retail customers.

It is important to note that as strong authentication is deployed to consumers in large volumes, the average selling price per token will be lower than sales into the C.N.A. and Corporate banking markets. As Ken has noted previously, our strategy of being the high-volume, high quality, low-cost producer has positioned the company to compete effectively in this consumer market and has resulted in significant sales for consumer-related applications in each of the last two quarters. The Company shipped approximately 1.5 million tokens in the first quarter of 2005, which was more than 200% greater than the first quarter of 2004. The gross profit in the first quarter of 2005 of 63% is more comparable to the margin for the fourth quarter of 2004 of approximately 65% when approximately 1,060,000 tokens were shipped.

Operating expenses for the first quarter of 2005 were $5.3 million, an increase of $1,750,000 or 49% from the first quarter of 2004. Operating expenses included $459,000 related to AOS, of which $89,000 were related to the amortization of intangibles assets arising from the acquisition. Excluding the AOS expenses, operating expenses increased 37% over the first quarter of 2004.

In addition to the expenses related to AOS, operating expenses were higher primarily as a result of increased spending on sales and marketing, general administrative expenses and the impact of currency. As noted in previous conference calls, the Company increased its investment is sales and marketing, people and programs, in the second half of 2004 to accelerate its revenue growth. The growth in general and administrative expenses was largely due to professional fees. Changes in exchange rates for the first quarter resulted in an increase in expense of approximately $228,000 over the first quarter of 2004.

As a final comment on the absolute dollar amount of operating expenses, it should be noted that spending in the first quarter of 2005 was approximately 3% higher than the fourth quarter of 2004 if the AOS expenses and the impact of currency are excluded from the comparison.

It should be noted that while overall operating expenses increased, operating expense as a percentage of revenue declined. Operating expenses as a percentage of revenue were 46.3% for the first quarter of 2005, an improvement of 12.6 percentage points from the 58.9% reported for the first quarter of 2004. Operating expenses as a percentage of revenue were 48.8% in the fourth quarter of 2004. As Ken also mentioned earlier, we believe that the decline in operating expenses as a percentage of revenue reflects the leverage that is in the Company's business model. By working through the distributor and reseller network and also as a result of selling larger quantities related to consumer applications, the Company is able to support higher levels of revenue without commensurate increases in its expense base.

As discussed in prior conference calls, changes in currency exchange rates can have a significant impact on our results. Approximately 78% of our operating expenses in the first quarter of 2005 were denominated in currencies other than the U.S. Dollar. Two primary foreign currencies, the Euro and the Australian Dollar, were both stronger in the first quarter of 2005 than in the comparable period of 2004. The Euro was approximately 7% stronger in the first quarter of 2005 compared to 2004 rates. The Australian Dollar was approximately 2% stronger in the first quarter 2005 compared to 2004 rates. Currency also had a negative impact on first quarter 2005 expenses compared to the fourth quarter of 2004. The average exchange rate of the Euro was approximately 4% higher in the first quarter of 2005 than in the fourth quarter of 2004.

As noted in previous calls, we attempt to balance our currency exposure in operating expenses by denominating a portion of our sales in Euros and Australian Dollars. We estimate that our sales were approximately $185,000 higher in the first quarter of 2005 compared to the first quarter of 2004 and $119,000 higher than the fourth quarter of 2004 as a result of revenues being denominated in a foreign currency.



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Operating income for the first quarter of 2005 was $1,924,000, an increase of
$1,025,000, or 114%, from the $899,000 reported in the first quarter of 2004.

Operating income as a percent of revenue, or operating margin, was approximately 17% for the quarter and is 2 percentage points better, respectively, than the first quarter of 2004. The improvement in operating margin is attributable to the reduction in operating expenses as a percentage of revenue partially offset by the decline in gross margin, as previously noted in this call.

As we look forward, and as has been mentioned in previous calls, we plan to invest a portion of our increased operating profit in discretionary programs that will increase our sales and marketing capability, and over time, are expected to generate incremental revenues from new geographic regions or increase our penetration in existing markets.

Other income was $215,000 for the quarter and is $138,000 better than the first quarter of 2004. The increase in other income and expense is primarily due to exchange gains that result from the combination of our increasing U.S. Dollar net asset position in our Belgian subsidiary and the continuing strengthening of the Euro versus the dollar.

To date, the Company has not hedged the income statement exposure to transactions gains or losses resulting from changes in currency rates. We anticipate that we will start a hedging program in the second quarter of 2005.

The Company reported income tax expense of $758,000 for the first quarter of 2005 compared to $422,000 in the first quarter of 2004. The effective tax rate for the first quarter of 2005 was 35% compared to 42% in the first quarter of 2004. The effective tax rate declined as projected earnings in countries where the Company has net operating loss carryforwards that can be used to offset taxable income are estimated to be higher in 2005 than they were in 2004.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $2,385,000 for the first quarter of 2005, an improvement of $1,242,000 or 109% from the first quarter of 2004. The first quarter of 2005 reflected the ninth consecutive quarter of positive operating cash flow.

The makeup of our workforce as of March 31, 2005 was 111 people worldwide with 69 in sales, marketing and customer support, 28 in research and development and 14 in general and administrative.

I would now like to make a few comments on the balance sheet. While our cash and working capital balances decreased from the prior quarter as a result of purchasing AOS, our balance sheet continued to be strong. During the first quarter, our cash balance decreased $1,665,000, or 20%, to $6,555,000 and our working capital decreased $2,216,000, or 21%, to $7,839,000. The acquisition of AOS reduced cash by approximately $3.7 million on a net basis. The reduction reflects the original purchase price of 3.75 million Euros less cash balances of AOS that were included among the assets purchased.

During the quarter our Days Sales Outstanding in accounts receivable decreased from 59 days at December 31, 2004 to 57 days at the end of the first quarter.

The Company continues to have no term debt and maintains a line of credit for up to 2 million Euros that is secured by its receivables. There were no borrowings against the line as of March 31, 2005.

Going forward, we expect that our cash balances and the positive operating cash flow projected for the balance of 2005 will be more than sufficient to meet all of our operating needs in 2005.

Now, I would like to turn the meeting back to Ken



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COMMENTS ON 1ST QUARTER AND FULL-YEAR 2005 - KEN HUNT
First, I would like to comment on order backlog for Q2 2005. As of this date, we have firm orders with shipments scheduled for the 2nd Quarter of approximately $10.8 million, including $1.1 million for AOS-Hagenuk, net of estimated purchase accounting adjustments. Any new orders received before quarter's end and shipped during the quarter would be additive to this number. This backlog shows the growing strength of our order flow. The backlog is 120% higher than the backlog going in to Q2 2004 and 1% higher than the backlog we reported for the first quarter of 2005 just ended. In addition, the backlog is 50% higher than the $7.2 million in revenues reported for Q2 2004.

Today, we are reaffirming our guidance that was updated during our conference call of February 15th. As in the past, we only comment on annual numbers, not quarterly numbers. With the acquisition of AOS-Hagenuk, we expect full year revenue growth of 55-65% for 2005 compared to 2004. Consistent with our previous announcement, we expect that our gross margins as a percentage of revenue to be in a range of 60-65%. Finally, we expect that our operating income as a percentage of revenue to be in the range of 13-18%. This operating income range is GAAP. Excluding the costs of integrating AOS and the amortization of the purchase price for AOS Hagenuk, and the cost for the Company's Option Plan, the pro-forma range is 15-20%. These numbers may change as the actual integration and amortization costs are more clearly defined.

Please note that the guidance we are giving today includes the organic growth of our business and the expected impact of the acquisition of AOS-Hagenuk. The guidance does not include any incremental revenue from the VeriSign agreement announced on February 15th and does not include any significant amount of revenues from the rollout of the EMV standard. We plan to update the guidance to reflect those items and any other changes in our business as such items become more clearly quantifiable.

In summary, we are very pleased with what we have accomplished in 1st Quarter 2005. As in the past, we will not rest on our laurels and be satisfied with past performance as a measurement of our future achievements. You can rely on VASCO's people to do their very best, always!

Q&A SESSION:

This concludes our presentations today and we will now open the call for questions. Operator



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